Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports Record Second Quarter 2010 Results

•	Adjusted EBITDA(1) of $44.7 million, up 80.1%

•	Gross profit of $133.9 million, up 24.2%

•	EPS of $0.81, excluding non-recurring refinancing charges

CORPUS CHRISTI, Texas, August 11, 2010 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that same-store merchandise sales for the second quarter of 2010 increased by 3.1 percent, compared with growth of 2.5 percent in the first quarter of 2010 and 4.6 percent in the second quarter of 2009. Retail merchandise margin increased to 33.9 percent, versus 32.7 percent in the prior quarter and 33.3 percent a year ago. Retail fuel margins increased to 24.8 cents per gallon, versus 11.1 cents in the first quarter and 15.2 cents a year ago.

Adjusted EBITDA(1) for the three months ended July 4 totaled $44.7 million, compared with $24.9 million a year ago, up 80.1 percent, which reflects significantly higher fuel margins, increased fuel sales volumes, improved merchandise sales and margins and successful expense control. Companywide gross profit was $133.9 million, an increase of 24.2 percent. Total revenues increased 23.7 percent from a year ago to $1.0 billion, reflecting a 30 percent increase in combined retail and wholesale fuel revenue and a 4.2 percent increase in total merchandise sales.

The Company earned a record $13.8 million net income, or $0.81 cents per diluted share, excluding the effect of after-tax charges totaling $15.7 million, or $0.93 cents per diluted share, related to the refinancing and early retirement of debt in the second quarter. On a reported basis, the Company had a net loss of $1.9 million, or $0.11 per diluted share, versus net income of $2.2 million, or $0.13 cents per diluted share a year ago.

“During the second quarter we grew same store sales, widened merchandise and fuel margins, and reduced controllable expenses and employee turnover, which led to record Adjusted EBITDA and net income excluding one-time refinancing charges,” said Sam L. Susser, President and Chief Executive Officer.

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“Results for both merchandise and fuel were particularly strong in our West Texas markets, which are benefitting from continuing increases in oil drilling activity in the Permian Basin. In addition, the ongoing rebranding of Town & Country stores to the Stripes® brand is continuing to have a positive effect on the results from our West Texas convenience stores.

“We are very pleased with the significant strides we made during the quarter in managing our labor, and as a result, personnel expense declined to 17.7% of our merchandise and food service revenue in the second quarter, versus 18.8% just one quarter ago and 18.4% in the second quarter last year.

“We are continuing to focus on expense control throughout the company, and to leverage our purchasing power across the regions to reduce our cost of sales.

“Although the Texas economy continues to be challenged by the lingering effects of a national recession, our results suggest that our long-term investments in technology, superior real estate and training of our team members is paying off, and this past quarter’s performance was tremendous. I want to say thanks to our team for the significant improvements over the past six months,” Susser said.

New Convenience Store/Wholesale Dealer Site Update

The Company added one new large format retail store during the second quarter and sold its seven Village Market grocery stores, bringing the total number of retail stores in operation as of July 4 to 521. One additional retail store has been opened to date in the third quarter, and six more stores are currently under construction, including one that is scheduled to open this month in Lubbock.

In its wholesale operations, Susser added three new dealer sites and discontinued eight, for a total of 387 units in operation at the end of the second quarter.

Financing Update

As reported last quarter, the Company successfully completed a refinancing of substantially all of its outstanding debt in May 2010. The Company issued $425 million 8.5% unsecured notes due May 2016, the proceeds of which were used to redeem the Company’s $300 million 10-5/8% unsecured notes and pay off its $89.3 million outstanding bank term loan. The Company also entered into an amended revolving credit facility and extended the maturity to May 2014. The refinancing transactions extended debt maturities, increased the amount of

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unencumbered assets, increased the availability under the revolver to the full $120 million and were accretive to cash flow. The Company recorded non-recurring charges during the second quarter related to the refinancing of $24.2 million, which are included in interest expense and are detailed at the end of this release.

During the second quarter the Company entered into sale-leaseback transactions totaling $11.1 million for five retail stores.

Second Quarter Financial and Operating Highlights

Same-store merchandise sales increased by 3.1 percent, compared with an increase of 4.6 percent in the second quarter of 2009. Merchandise gross profit, net of shortages, totaled $70.7 million, which was up 6.3 percent versus the second quarter of last year. Net merchandise margin was 33.9 percent, compared with 33.3 percent a year ago. Total Company merchandise sales were $208.3 million, an increase of 4.2 percent versus the second quarter of last year. Average merchandise sales per store were $398,500 for the quarter, compared to $389,000 in the second quarter of 2009.

Retail store fuel volumes increased 4.1 percent from a year ago to 185.2 million gallons. Average gallons sold per store increased 1.8 percent to 358,400. Retail fuel revenues totaled $511.6 million, up 30.3 percent, as a result of a 55-cent-a-gallon increase in motor fuel prices at the pump and the 4.1% increase in volumes sold. Retail fuel gross margins in the second quarter were 24.8 cents per gallon, or 20.2 cents after deducting credit card expense, compared with 15.2 cents per gallon a year ago, or 11.5 cents after deducting credit card expense. Retail fuel gross profit was $45.9 million, up 69.9 percent from the second quarter of 2009.

Wholesale fuel volumes sold to Susser’s 387 dealers and other third-party customers during the latest quarter increased 2.4 percent from a year ago to 128.8 million gallons. Wholesale fuel revenues increased by 29.9 percent to $287.5 million as a result of a 47-cent-per-gallon increase in the selling price of fuel. Wholesale gross margin was 5.8 cents per gallon, compared with 4.0 cents per gallon a year ago, which increased wholesale fuel gross profit by 49.1 percent to $7.5 million.

Year-to-Date Financial and Operating Highlights

For the six months ended July 4, 2010, Susser reported merchandise sales of $399.3 million, up 4.6 percent from the comparable period last year. Total revenues were $2.0 billion, up 30.1 percent due to a 38.6 percent increase in retail fuel sales, a 40.4 percent increase in wholesale fuel sales and a 4.6 percent increase in merchandise sales. Same-store merchandise

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sales were up 2.8 percent for the first half of the year. Gross profit was $231.5 million, up 12.9% versus the first half of 2009, led by increased margins from retail and wholesale fuel sales. Adjusted EBITDA(1) was $58.6 million, up 32.7 percent. On a reported basis Susser had a net loss of $6.9 million, or $0.41 per diluted share, for the first six months of the year, versus net income of $1.2 million, or $0.07 per diluted share for the comparable period in 2009. Excluding the charge for early retirement of debt in the second quarter, the Company had net income of $8.9 million, or $0.52 a share for the first half of 2010.

The Company ended the quarter with trailing twelve months Adjusted EBITDA(1) of $106.7 million and net debt (total debt less cash) of $385.9 million. The Company’s ratio of net debt to Adjusted EBITDA(1) was 3.6 times at the end of the second quarter.

2010 Guidance

The Company has revised its guidance for 2010 as follows:

	New FY 2010 Guidance	Previous FY 2010 Guidance	6 Mos 2010 Results	FY 2009 Results
Merchandise Same-Store Sales Growth (a)	2.0%-4.0%	0.0%-4.0%	2.8%	3.3%
Merchandise Margin, Net of Shortages	33.0%-33.8%	32.0%-33.5%	33.3%	33.3%
Retail Avg. Per-Store Gallons Growth (a)	0.0%-3.0%	(3.0%)-3.0%	0.8%	2.4%
Retail Fuel Margins (cents/gallon) (b)	14.0-17.0	12.5-15.5	18.0	14.6
Wholesale Fuel Margins (cents/gallon)	3.5-5.5	3.5-5.5	5.0	4.1
New Retail Stores (c)	10-15	6-16	3	15
New Wholesale Dealer Sites (c)	15-30	15-30	5	34
Gross Capital Spending ($ million)	$50-$75	$40-$65	$22.6	$74.8
Net Capital Spending (d) ($ million)	$25-$40	$25-$50	$(1.5)	$48.2

(a)	2009 results exclude the impact of a 53rd week occurring in the fourth quarter of 2009.

(b)	We report retail fuel margins before deducting credit card costs, which were approximately 4.3 cents per gallon for the first half of 2010 and 3.5 cents per gallon for the full 2009 fiscal year. For the first half of 2010, the average retail selling price of fuel was $2.69 per gallon, versus $2.23 per gallon for the full 2009 fiscal year.

(c)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.

(d)	Net capital spending is gross capital expenditures, less proceeds from sale/leaseback transactions and asset dispositions. The Company does not give guidance on potential acquisition spending.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

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Second Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 11 a.m. ET (10 a.m. CT) to discuss second quarter results. To participate in the call, dial 480-629-9724 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser’s Web site at www.susser.com. To listen live, please visit the Investor Relations page of Susser’s Web site at least 10 minutes early to register. A telephonic replay will be available through August 20 by calling 303-590-3030 and using the pass code 4331499#. An archive will be available for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 520 convenience stores in Texas, New Mexico and Oklahoma primarily under the Stripes and Town & Country banners. Restaurant service is available in more than 300 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to over 385 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 3, 2010, and in subsequent quarterly 10-Qs. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

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Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended		Six Months Ended
	(dollars in thousands, except per share amounts)
	June 28, 2009	July 4, 2010	June 28, 2009	July 4, 2010
Revenues:
Merchandise sales	$199,940	$208,276	$381,859	$399,314
Motor fuel sales	613,929	799,170	1,103,328	1,535,984
Other income	9,297	11,093	18,787	21,366

Total revenues	823,166	1,018,539	1,503,974	1,956,664
Cost of sales:
Merchandise	133,444	137,603	252,947	266,258
Motor fuel	581,911	745,808	1,045,855	1,457,303
Other	(5)	1,226	95	1,580

Total cost of sales	715,350	884,637	1,298,897	1,725,141

Gross profit	107,816	133,902	205,077	231,523
Operating expenses:
Personnel	36,865	36,869	72,252	72,876
General and administrative	8,227	10,210	17,091	18,751
Other operating	29,649	32,426	55,090	62,284
Rent	9,030	10,542	18,043	20,593
Loss on disposal of assets	106	578	158	842
Depreciation, amortization, and accretion	10,549	11,365	20,512	22,573

Total operating expenses	94,426	101,990	183,146	197,919

Income from operations	13,390	31,912	21,931	33,604
Other income (expense):
Interest expense, net	(9,456)	(34,272)	(19,089)	(43,960)
Other miscellaneous	(59)	(69)	18	(65)

Total other expense, net	(9,515)	(34,341)	(19,071)	(44,025)

Income (loss) before income taxes	3,875	(2,429)	2,860	(10,421)
Income tax (expense) benefit	(1,703)	524	(1,607)	3,542

Net income (loss)	2,172	(1,905)	1,253	(6,879)

Less: Net income attributable to noncontrolling interests	7	11	19	22

Net income (loss) attributable to Susser Holdings Corporation	$2,165	$(1,916)	$1,234	$(6,901)

Net income (loss) per share attributable to Susser Holdings Corporation:
Basic	$0.13	$(0.11)	$0.07	$(0.41)
Diluted	$0.13	$(0.11)	$0.07	$(0.41)
Weighted average shares outstanding:
Basic	16,931,173	17,016,067	16,927,848	17,005,078
Diluted	17,006,903	17,016,067	16,995,549	17,005,078

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Susser Holdings Corporation

Consolidated Balance Sheets

	January 3, 2010	July 4, 2010
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$17,976	$44,178
Accounts receivable, net of allowance for doubtful accounts of $903 at January 3, 2010 and $980 at July 4, 2010	65,510	74,415
Inventories, net	78,788	81,901
Other current assets	9,507	7,547

Total current assets	171,781	208,041
Property and equipment, net	408,771	387,845
Other assets:
Goodwill	242,295	240,158
Intangible assets, net	33,144	33,787
Other noncurrent assets	17,027	16,766

Total other assets	292,466	290,711

Total assets	$873,018	$886,597

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$129,425	$142,620
Accrued expenses and other current liabilities	26,565	30,218
Current maturities of long-term debt	10,545	517
Deferred gain, short-term portion	2,067	2,067
Deferred purchase price – TCFS acquisition	5,180	5,180

Total current liabilities	173,782	180,602
Long-term debt	384,574	429,559
Revolving line of credit	25,800	—
Deferred gain, long-term portion	33,786	34,485
Deferred tax liability, long-term portion	28,846	20,962
Other noncurrent liabilities	15,812	15,396

Total long-term liabilities	488,818	500,402
Commitments and contingencies:
Shareholders’equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,158,717 issued and 17,141,393 outstanding as of January 3, 2010; 17,392,995 issued and 17,358,711 outstanding as of July 4, 2010	170	171
Additional paid-in capital	183,880	185,575
Retained earnings	25,956	19,055
Accumulated other comprehensive loss	(358)	—

Total Susser Holdings Corporation shareholders’ equity	209,648	204,801
Noncontrolling interest	770	792

Total shareholders’ equity	210,418	205,593

Total liabilities and shareholders’ equity	$873,018	$886,597

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Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Six Months Ended
	June 28, 2009	July 4, 2010	June 28, 2009	July 4, 2010
	(dollars in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$199,940	$208,276	$381,859	$399,314
Motor fuel—retail	392,593	511,646	714,666	990,265
Motor fuel—wholesale	221,336	287,524	388,662	545,719
Other (a)	9,297	11,093	18,787	21,366

Total revenue	$823,166	$1,018,539	$1,503,974	$1,956,664
Gross profit:
Merchandise	$66,496	$70,673	$128,912	$133,056
Motor fuel—retail	26,988	45,863	48,192	66,154
Motor fuel—wholesale	5,030	7,499	9,281	12,527
Other (a)	9,302	9,867	18,692	19,786

Total gross profit	$107,816	$133,902	$205,077	$231,523
Adjusted EBITDA (b):
Retail	$21,471	$40,781	$38,904	$52,313
Wholesale	4,714	5,703	8,084	9,630
Other	(1,334)	(1,737)	(2,820)	(3,315)

Total Adjusted EBITDA	$24,851	$44,747	$44,168	$58,628
Retail merchandise margin	33.3%	33.9%	33.8%	33.3%
Merchandise same store sales growth	4.6%	3.1%	5.2%	2.8%
Average per retail store:
Merchandise sales	$389.0	$398.5	$744.1	$762.1
Motor fuel gallons	352.3	358.4	708.2	713.7
Motor fuel gallons sold:
Retail	177,887	185,192	357,299	368,260
Wholesale	125,832	128,829	248,301	248,842
Average retail price of motor fuel	$2.21	$2.76	$2.00	$2.69
Motor fuel gross profit cents per gallon:
Retail	15.2 ¢	24.8 ¢	13.5 ¢	18.0 ¢
Wholesale	4.0 ¢	5.8 ¢	3.7 ¢	5.0 ¢

(a)	2009 reflects reclassifications in operating expense, other revenue and other gross profit.
(b)	See following Reconciliation of Non-GAAP Measures to GAAP Measures.

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Impact of Non-Recurring Charges Related to Refinancing and Early Extinguishment of Debt

	Three Months Ended July 4, 2010			Six Months Ended July 4, 2010
	Pre-Tax	After Tax	EPS	Pre-Tax	After Tax	EPS
Income/(loss) attributable to Susser Holdings Company, as reported	$(2,440)	$(1,916)	$(0.11)	$(10,443)	$(6,901)	$(0.41)
Call premium on redemption of 10 5/8% notes	15,939	10,360	0.61	15,939	10,360	0.61
Write-off unamortized loan costs and premium, net	5,510	3,582	0.21	5,510	3,582	0.21
Cancel interest rate swaps on term loan	1,025	666	0.04	1,025	666	0.04
Interest overlap on old and new notes from May 7 to May 27	1,771	1,151	0.07	1,771	1,151	0.07

Income/(loss) attributable to Susser Holdings Company, as adjusted	$21,805	$13,843	$0.81	$13,802	$8,858	$0.52

Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our board of directors and management for determining certain management compensation targets and thresholds.

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EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Six Months Ended
	June 28, 2009	July 4, 2010	June 28, 2009	July 4, 2010
	(in thousands)
Net income (loss) attributable to Susser Holdings Corporation	$2,165	$(1,916)	$1,234	$(6,901)
Depreciation, amortization, and accretion	10,549	11,365	20,512	22,573
Interest expense, net	9,456	34,272	19,089	43,960
Income tax expense (benefit)	1,703	(524)	1,607	(3,542)

EBITDA	23,873	43,197	42,442	56,090
Non-cash stock based compensation	813	903	1,586	1,631
Loss on disposal of assets	106	578	158	842
Other miscellaneous expense (income)	59	69	(18)	65

Adjusted EBITDA	$24,851	$44,747	$44,168	$58,628
Rent	9,030	10,542	18,043	20,593

Adjusted EBITDAR	$33,881	$55,289	$62,211	$79,221

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The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Six Months Ended
	June 28, 2009	July 4, 2010
	(in thousands)
Net cash provided by operating activities	$30,335	$39,390
Changes in operating assets & liabilities	(7,294)	(6,488)
Loss on disposal of assets	(158)	(842)
Non–cash stock based compensation expense	(1,586)	(1,631)
Noncontrolling interest	(19)	(22)
Deferred income tax	167	6,586
Amortization of debt premium and discount, net	301	128
Early extinguishment of debt	—	(21,449)
Income taxes	1,607	(3,542)
Interest expense, net	19,089	43,960

EBITDA	42,442	56,090
Non-cash stock based compensation	1,586	1,631
Loss on disposal of assets	158	842
Other miscellaneous	(18)	65

Adjusted EBITDA	$44,168	$58,628
Rent	18,043	20,593

Adjusted EBITDAR	$62,211	$79,221